                                                          Exhibit 99(a)

                      [LETTERHEAD OF AMETEK APPEARS HERE]



Contact:  William F. Cleary (610) 889-5249; Chelle L. Carlson (610) 889-5247



AMETEK BOARD AUTHORIZES $50 MILLION FOR ADDITIONAL AMETEK STOCK PURCHASES

AMETEK TO RETAIN WESTCHESTER PLASTICS DIVISION,
DR. RONALD W. SMITH ELECTED VP AND GM



Paoli, PA, June 14, 1996 -- AMETEK Inc. (NYSE: AME) today announced that its Board of Directors has authorized it to purchase up to $50 million of AMETEK's common stock. Walter E. Blankley, Chairman and Chief Executive Officer, said, "The Board has authorized a new $50 million program to repurchase our stock. The shares we repurchase will be used for awards under our 1995 Stock Incentive Plan. We believe options align management and shareholder interests in an important way. Under the Board's prior share repurchase authorizations of $175 million we acquired 28 percent of our shares (12.1 million) for $168 million, for an average cost of $13.91 per share. All future purchases will be part of the new $50 million authorization."

AMETEK also announced today that it plans to retain Westchester Plastics (Westchester), a division of its Industrial Materials Group. Mr. Blankley said, "We decided to combine Westchester with our Haveg Division to form the Chemical Products Division. This division will be managed as a single unit as part of the Industrial Materials Group. Doctor Ronald W. Smith, 59, has been appointed Vice President and General Manager of the new Division. Dr. Smith has been the general manager of Haveg since 1994. We had explored various strategic alternatives for Westchester, including possible sale of the unit. As a result of Westchester's present and projected operating performance, we concluded that retaining Westchester will maximize its value to shareholders."
                                     (MORE)

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

                                                          Exhibit 99(a)

AMETEK BOARD AUTHORIZES $50 MILLION FOR ADDITIONAL AMETEK STOCK PURCHASES

AMETEK TO RETAIN WESTCHESTER PLASTICS DIVISION,
DR. RONALD W. SMITH ELECTED VP AND GM
                                                                     (cont. p.2)


Westchester with 1995 sales of $24 million, is a leading custom compounder of engineered resins for automotive parts, electronic and telecommunication housings, and appliance components. Operations are located in Nesquehoning, PA, and Wapakoneta, OH.


                         AMETEK Inc. Corporate Profile

AMETEK is a leading global manufacturer of electrical and electro-mechanical products and materials engineered for niche markets. In 1995 the Company achieved record sales of $838 million and record earnings from continuing operations of $43.8 million, or $1.31 per share. Operations are in the U.S., Europe, Asia, and Mexico with one-third of sales to markets outside of the U.S. The Company is continuing to sharpen its strategic focus, increase return on assets and grow earnings in line with its aggressive shareholder value enhancement plan.

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